Exhibit 5.1

September 26, 2025

Invest Green Acquisition Corporation

445 Park Avenue, 9th Floor

New York, NY 10022

Re:	Invest Green Acquisition Corporation
Registration Statement on Form S-1

Ladies and Gentlemen:

Invest Green Acquisition Corporation, a Cayman Islands exempted company (the “Company”), has filed with the Securities and Exchange Commission a Registration Statement on Form S-1, as amended (File No. 333-288875) (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), covering up to 17,250,000 units of the Company (the “Units”) (including up to 2,250,000 Units subject to the Underwriters (as defined below) over-allotment option), with each Unit consisting of (i) one Class A ordinary share of the Company, par value $0.0001 per share (“Class A Ordinary Share”) for an aggregate of up to 17,250,000 Ordinary Shares and (ii) one right (“Share Right”) to receive one tenth (1/10) of a Class A Ordinary Share upon the consummation of an initial business combination, for an aggregate of up to 17,250,000 Share Rights to be issued under a Share Rights Agreement (the “Share Rights Agreement”) to be entered into by the Company and Continental Stock Transfer & Trust Company, as Share Rights Agent, to be issued pursuant to the terms of an underwriting agreement (the “Underwriting Agreement”) to be executed by the Company, Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC (the “Underwriters”).

We have acted as counsel to the Company in connection with the preparation and filing of the Registration Statement and this opinion is being furnished in accordance with the “Legal Matters” section of the Registration Statement, as it pertains to the portions of New York law set forth below and with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We have examined copies of such corporate records, agreements, documents and other instruments of the Company and other certificates and documents of officials of the Company, public officials, and others, as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed, certified, or reproduced copies. We have also assumed that (i) upon sale and delivery of the Units, the Class A Ordinary Shares and Share Rights, the certificates representing such Units, Class A Ordinary Shares and Share Rights will conform to the specimens thereof filed as exhibits to the Registration Statement and will have been duly countersigned by the transfer agent and duly registered by the registrar or, if uncertificated, valid book-entry notations for the issuance of the Units, Class A Ordinary Shares and the Share Rights in uncertificated form will have been duly made in the register of the Company and (ii) at the time of execution, countersigning, issuance, and delivery of the Share Rights, the Share Rights Agreement will be a valid and binding obligation of the Share Rights Agent, enforceable against the Share Rights Agent in accordance with its terms. In addition, in providing the opinions herein, we have relied, with respect to matters related to the Company’s existence, upon the certificates referenced above.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications, and limitations stated herein, we are of the opinion that:

1. When the Units have been duly executed, issued and delivered by the respective parties thereto and delivered to and paid for by the Underwriters pursuant to the terms of the Underwriting Agreement, the Units will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2. When the Share Rights have been duly executed, issued and delivered by the respective parties thereto and delivered to and paid for by the Underwriters pursuant to the terms of the Underwriting Agreement and the Share Rights Agreement, the Share Rights will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A. We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York.

B. The matters expressed in this letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally; and (ii) general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief (regardless of whether considered in a proceeding in equity or at law).

C. This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinions expressly set forth herein. We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus comprising a part of the Registration Statement. In giving this consent, we do not thereby admit that we are included within the category of persons whose consent is required by Section 7 of the Act and the rules and regulations promulgated thereunder.

Very truly yours,

/s/ GREENBERG TRAURIG, P.A.
GREENBERG TRAURIG, P.A.